March 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Great Wolf Resorts, Inc.’s Form 8-K dated March 11, 2008, and we have the following comments:

1.	We agree with the statements made in the first, second and third paragraphs.

2.	We have no basis on which to agree or disagree with the fourth or fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP